AXION POWER INTERNATIONAL, INC.
100 Caster Avenue
Woodbridge, Ontario, Canada L4L 5Y9

FOR IMMEDIATE RELEASE

AXION FILES DECLARATORY JUDGMENT ACTION AGAINST
CHAPTER 11 TRUSTEE FOR MEGA-C POWER CORPORATION AND
TRUST FOR THE BENEFIT OF THE STOCKHOLDERS OF MEGA-C POWER CORPORATION

JULY 28, 2005 - WOODBRIDGE, ONTARIO - Axion Power International, Inc. (OTC BB: AXPW) announced today that it has filed a declaratory judgment action in the U.S. Bankruptcy Court for the District of Nevada against William M. Noall, the Chapter 11 trustee of Mega-C Power Corporation and Sally Fonner, the trustee of the Trust for the Benefit of the Shareholders of Mega-C Power Corporation (the Mega-C Trust”). Axion is seeking a declaratory judgment that:

•	Mega-C does not have any interest in Axion’s e3 Supercell technology;

•	Mega-C did not transfer any property to Axion with the intent to damage or defraud any entity;

•	Mega-C did not transfer any property to Axion for less than reasonably equivalent value; and

•
If the court ultimately decides that Mega-C has a valid legal interest in Axion’s e3 Supercell technology, then Axion can terminate the Mega-C Trust and cancel the 7,827,500 Axion shares held by the trust.

“Since February 2004, we have been involved in a number of legal proceedings that relate to the business failure of Mega-C and our subsequent acquisition of the e3 Supercell technology,” said John Petersen, Chairman of Axion. “Many of the pleadings and motions in these cases distort historical timelines and make inaccurate and misleading factual statements to support the positions advanced by adverse parties. Historically, our litigation strategy was defensive. From this point forward we intend to assume a more proactive posture in order to identify timeline distortions, clarify factual inaccuracies, protect our intellectual property and assert our legal position.”

About Axion Power International, Inc.

Axion is developing advanced energy storage devices that it refers to as e3 Supercells. Axion's e3 Supercells replace the lead-based negative electrodes found in conventional lead-acid batteries with nanoporous carbon electrodes. The result is a new class of hybrid energy storage devices that offer a unique combination of battery and supercapacitor performance characteristics. Axion believes its e3 Supercells may offer a cost-effective alternative to conventional lead-acid batteries that will:

•	Charge three to five times faster;

•	Offer three to four times as many charge/discharge cycles in deep discharge applications;

•	Withstand repetitive 90% depth of discharge without significant loss of performance; and

•	Require minimal maintenance.

Axion plans to develop e3 Supercells for:

•	High performance power systems for hybrid automobiles;

•	Power systems for other motive applications including industrial equipment and transportation products;

•	Uninterruptible power supplies and DC power systems; and

•	Storage and buffering systems for alternative energy producers.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a detailed description of the risk factors and uncertainties affecting the Company, please refer to our current and future filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.

For further information, please visit www.axionpower.com or contact:

Nazia Khan, Corporate Communications
Axion Power International 905-264-1991
nkhan@axionpower.com